For Immediate Release

Media Contact: Erin Leventhal Kintera Inc. erin.leventhal@kintera.com Office: 858-795-8979

Finance Veteran Mitch Tuchman Named to Kintera Board of Directors

SAN DIEGO – May 21, 2007 – Kintera® Inc. (NASDAQ: KNTA) today announced that finance veteran Mitch Tuchman has joined its board of directors, increasing the total number of directors to nine.

A seasoned investment professional, Tuchman is a sub-advisor to Crestview Capital, helping to oversee the hedge fund’s $230 million microcap portfolio. He also serves as a board member and chairs the compensation committee for Workstream, Inc.

Tuchman has served as a consultant and sub-advisor to hedge fund Apex Capital, LLC, where he has advised on the firm’s technology micro-cap and special situations portfolio that ranges from $30 million to $200 million. He continues to co-manage with Apex, Net Market Partners, LP, a $28 million venture capital fund.

Tuchman previously served as a troubleshooter for venture funds, helping Internet companies to optimize their business models, develop strategies, build key strategic partnerships and raise capital. Serving as an operating executive, he has led several Silicon Valley companies through strategic transformations. Tuchman began his career at Atari, Inc., after earning a bachelor’s degree from Boston University and an MBA from Harvard University.

“Mitch brings practical knowledge of the Internet technology sector and financial expertise that complements the skills of our existing board members,” said Richard LaBarbera, Kintera CEO. “He will serve as a valuable asset as Kintera continues to grow its core social CRM business.”

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About Kintera, Inc.

Kintera®, Inc. (NASDAQ: KNTA) provides software as a service to help organizations quickly and easily reach more people, raise more money and run more efficiently. The Kintera Sphere® technology platform empowers The Giving Experience™, and features a social constituent relationship management (CRM) system, enabling donor management, e-mail and communications, Web sites, events, advocacy programs, wealth screening and accounting.

For more information about Kintera software and services, visit www.kintera.com.

Kintera, Kintera Sphere, and The Giving Experience, are either registered trademarks or trademarks of Kintera, Inc. in the U.S. and/or other countries.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements (including, without limitation, express or

9605 Scranton Road, Suite 200 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com implied statements regarding the growth in the market for software solutions designed for nonprofit organizations) that involve risks and uncertainties. These forward-looking statements represent our estimates and assumptions only as of the date hereof. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, without limitation: our limited operating history; our history of losses; our dependence on increased acceptance by nonprofit organizations of online fundraising; lengthy sales cycles for major customers; our need to manage growth; our ability to market new products and enhancements; risks associated with accounting for and processing large amounts of donations; the rapidly changing technologies and market demands; and other risks identified in our filings with the Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

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9605 Scranton Road, Suite 200 · San Diego, CA 92121 · 858.795.3000 · www.kintera.com